Exhibit 4.76

Execution Version

Notice of Assignment in relation to Statoil

To:	Statoil Orient Inc. (“Statoil”)
20/F., Times Plaza,
No. 1 Taizi Road
Shekou, Shenzhen
P.R. China 518067
Attn: Lucy Li Xin.

NAVION MUNIN FIELD CONTRACT

We refer to contract no.SC05005B dated 5 April, 2005, made between Statoil and Bluewater Energy Services B.V. (“BES”) in relation to the vessel m.v. “MUNIN” registered in the Netherlands Antilles at the port of Willemstad, Curaçao (the “Vessel”) (as amended and supplemented from time to time prior to the date hereof or, with the consent of the Assignee (as defined below), after the date hereof) (“Navion Munin Field Contract”).

We hereby give you notice:

1                                that, by a general assignment supplemental deed (the “Assignment”) dated 12 July 2006 made between (inter alios) us and ING Bank N.V. (in its capacity as security trustee) (the “Assignee”), we have assigned by way of security to the Assignee all of our rights, title, interest, and benefit (present and future, actual and contingent) in, to, under and pursuant to the Navion Munin Field Contract including (but without prejudice to the generality of the foregoing) our rights to receive monies and make claims for damages under and pursuant to the Navion Munin Field Contract;

2                                that, unless and until you receive notification from the Assignee or ING Bank N.V. as contemplated by paragraph 4 below, you are irrevocably authorised and instructed to pay all Compensation (as defined in contract no.SC05005B referred to above) to such account as we may from time to time direct;

3                                that, unless and until you receive notification from the Assignee or ING Bank N.V. as contemplated by paragraph 4 below, you are irrevocably authorised and instructed to pay all other amounts to account name “LDC Assigned Account ”, account number 02.00.46.588, with ING Bank N.V., acting through its Amsterdam head office, or to such other account as ING Bank N.V., acting for these purposes as the agent of the Assignee, may from time to time direct;

4                                that, at all times after the Assignee or ING Bank N.V., acting for these purposes as the agent of the Assignee, notifies you in writing that the Assignment has become enforceable, you are irrevocably authorised and instructed to pay all amounts payable to us under and pursuant to the Navion Munin Field Contract (including all amounts referred to in paragraphs 2 and 3 above) to account name “LDC Assigned Account ”, account number 02.00.46.588, with ING Bank N.V., acting through its Amsterdam head office, or to such other account as ING Bank N.V. acting for these purposes as the agent of the Assignee, may from time to time direct;

5                                that each amount paid by you in accordance with paragraph 2, 3 or 4 above shall discharge, by a corresponding amount, your payment obligations under the Navion Munin Field Contract; and

6                                that, unless and until you receive notification to the contrary from the Assignee or ING Bank N.V., acting for these purposes as the agent of the Assignee, we continue to be entitled (without any requirement to first obtain the consent of the Assignee or any other person) to grant any consent, exercise any discretion or determine any matter, or to enforce or exercise any right, remedy or power under or in relation to, the Navion Munin Field Contract.

Please acknowledge receipt of this notice by signing the acknowledgement endorsed on the enclosed duplicate of this notice and returning that duplicate direct to the Assignee at the address shown, with a copy to us.

For and on behalf of
BLUEWATER ENERGY SERVICES B.V.
by its duly authorised attorney-in-fact

/s/ Anna Simpson
Attorney In Fact
Dated 12 July 2006

Confirmed and agreed
ING BANK N.V.
by its duly authorised attorney-in-fact

/s/ [ILLEGIBLE]

Dated 12 July 2006

To:	ING Bank N.V.

Copy:	Bluewater Energy Services B.V.

We acknowledge receipt of the notice set out above and consent to the assignment referred to therein.

For and on behalf of
Statoil Orient Inc.
by its duly authorised officer

/s/ [ILLEGIBLE]

Dated 14/08 2006